Exhibit 99.2

VERTEX AEROSPACE SERVICES HOLDING CORP.

Consolidated Financial Statements

For the Periods Ended July 3, 2022 and

June 25, 2021

Vertex Aerospace Services Holding Corp.

Consolidated Balance Sheets

(unaudited)

(in thousands)

	As of	As of
	July 3, 2022	June 25, 2021
ASSETS

Cash	$21,199	$21,339
Accounts receivable, net	156,294	18,377
Unbilled contract receivables, net	238,160	79,744
Inventories, net	41,742	39,402
Prepaids and other current assets	16,328	4,577
Available for sale assets	-	981
Total current assets	473,723	164,420

Property and equipment, net	43,107	22,159
Operating lease right-of-use assets	16,141	-
Intangible assets, net	220,900	76,507
Goodwill	883,675	240,504
Deferred tax assets, net	8,296	12,550
Other long-term assets	5,108	1,457
Total assets	$1,650,950	$517,597

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$124,158	$57,663
Accrued salaries and benefits	30,710	29,898
Advance payments and billings in excess	68,477	18,368
Other accrued expenses	15,051	4,782
Current portion of long-term debt	62,250	3,218
Current portion of loss contract reserve	17,151	13,117
Operating lease liabilities, current	5,146	-
Other current liabilities	15,416	4,313
Total current liabilities	338,359	131,359

Long-term debt, net	1,067,031	310,693
Operating lease liabilities, non-current	10,996	-
Long-term portion of loss contract reserve	14,082	14,457
Other long-term liabilities	16,219	934
Total liabilities	1,446,687	457,443

Stockholders' Equity
Common Stock, $.01 par value, 400,000 and 251,332 shares authorized, respectively; 273,950 and 226,220 shares issued and outstanding, respectively	3	2
Preferred Stock, 8% Paid-in-Kind, $.01 par value, 75,000 and 0 shares authorized, respectively; 64,407 and 0 shares issued and outstanding, respectively	-	-
Additional paid in capital - common stock	301,486	226,118
Additional paid in capital - preferred stock	64,000	-
Other comprehensive loss	(3,925)	-
Retained earnings	(157,301)	(165,966)
Total stockholders' equity	204,263	60,154
Total liabilities and stockholders' equity	$1,650,950	$517,597

See notes to consolidated financial statements

Vertex Aerospace Services Holding Corp.

Consolidated Statements of Operations

(unaudited)

(in thousands)

	Six months ended	Six months ended
	July 3, 2022	June 25, 2021
Revenues:
Sales	$775,581	$343,294
Cost of sales	671,102	304,209
Gross profit	104,479	39,085

Operating costs and expenses:
Selling, general and administrative expenses	63,320	19,962
Operating income	41,159	19,123

Other expenses:
Loss on disposal of assets	44	-
Interest expense, net	(33,852)	(7,791)
Total other expenses	(33,808)	(7,791)

Income before income taxes	7,351	11,332
Income tax expense	(2,006)	(3,003)
Net income	$5,345	$8,329

See notes to consolidated financial statements

Vertex Aerospace Services Holding Corp.

Consolidated Statements of Comprehensive Income

(unaudited)

(in thousands)

	Six months ended	Six months ended
	July 3, 2022	June 25, 2021

Net income	$5,345	$8,329
Other comprehensive loss:
Foreign currency translation adjustments	(3,721)	-
Total other comprehensive loss	(3,721)	-
Comprehensive income	$1,624	$8,329

See notes to consolidated financial statements

Vertex Aerospace Services Holding Corp.

Consolidated Statements of Changes in Stockholders' Equity

(unaudited)

(in thousands)

	Common Stock			Preferred Stock
	Shares	Value	Additional Paid in Capital	Shares	Value	Additional Paid in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Shareholders' Equity
Beginning balance, December 31, 2020	226,220	$2	$226,218	-	$-	$-	$-	$(174,275)	$51,945
Shares repurchased and retired	(100)	-	(100)	-	-	-	-	(20)	(120)
Net income	-	-	-	-	-	-	-	8,329	8,329
Ending balance, June 25, 2021	226,120	$2	$226,118	-	$-	$-	$-	$(165,966)	$60,154

Beginning balance, December 31, 2021	273,944	$3	$301,476	75,000	$-	$75,000	$(204)	$(162,646)	$213,629
Contributions by shareholders	6	-	10	-	-	-	-	-	10
Preferred stock redeemed	-	-	-	(10,593)	-	(11,000)	-	-	(11,000)
Foreign currency translation adjustments	-	-	-	-	-	-	(3,721)	-	(3,721)
Net income	-	-	-		-	-	-	5,345	5,345
Ending balance, July 3, 2022	273,950	$3	$301,486	64,407	$-	$64,000	$(3,925)	$(157,301)	$204,263

See notes to consolidated financial statements

Vertex Aerospace Services Holding Corp.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Six months ended	Six months ended
	July 3, 2022	June 25, 2021
Cash flows from operating activities:
Net income	$5,345	$8,329
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation of property and equipment	5,175	2,702
Amortization of intangibles	12,269	6,507
Amortization of deferred financing costs	2,547	741
Loss contract provision	(3,602)	(6,694)
Gain on disposition of property and equipment	(44)	-
Changes in operating assets and liabilities:
Accounts receivable	(90,044)	(91)
Unbilled contract receivables	13,019	(4,555)
Inventories	(4,024)	2,968
Prepaids and other current assets	(15,074)	582
Other assets	(935)	-
Accounts payable	3,444	(12,384)
Accrued salaries and benefits	(2,520)	10,164
Advance payments and billings in excess	(12,863)	4,264
Other accrued expenses	6,077	(3,456)
Other liabilities	7,834	(305)
Net cash (used in) provided by operating activities	(73,396)	8,772

Cash flows from investing activities:
Purchase of property and equipment	(1,006)	(846)
Net cash used in investing activities	(1,006)	(846)

Cash flows from financing activities:
Borrowings from ABL credit facility, net	53,000	-
Principal payments on long term debt	(2,313)
Dividends paid	-	(100,000)
Debt issuance costs	-	(1,995)
Contributions by stockholders	10	-
Stock repurchased from stockholders	-	(120)
Net cash provided by (used in) financing activities	50,697	(102,115)

Net decrease in cash	(23,705)	(94,189)
Cash, beginning of period	44,904	115,528
Cash, end of period	$21,199	$21,339

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$30,723	$5,916
Income taxes	491	234

See notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1

DESCRIPTION OF BUSINESS

Vertex Aerospace Services Holding Corp. (“Holding”) was incorporated in 2018 under the laws of Delaware by an affiliate of American Industrial Partners Capital Fund VI, L.P. (“AIP”) to facilitate the acquisition of 100% of the voting interest of the business of Vertex Aerospace, Crestview Aerospace, TCS Aerospace and various other assets from L-3 Communications Integrated Systems L.P. and L-3 Technologies, Inc. (collectively referred to herein as “L3”). The acquisition was completed on June 29, 2018.

Holding and its consolidated subsidiaries (herein referred to as the “Company”, “we”, “us”, or “our”) provides aviation and aerospace technical services, managing and servicing fixed- and rotary-wing aircraft primarily for government customers by providing logistics support, maintenance, repair, overhaul services and supply chain management. The Company also provides aircraft modification and assembly to customers including the U.S. Government (primarily the Department of Defense, or “DoD”) and commercial and original equipment manufacturers by providing parts, facilities, technology and experience for the manufacture and modification of aircrafts. In addition, the Company designs, develops, integrates, tests, modifies and provides documentation for every aspect of aircraft and avionics hardware and software systems to address critical needs of the U.S. military’s conventional and Special Operations forces.

The Transaction: On December 6, 2021 (the “Transaction Date”), the Company completed the acquisition of the Technology and Training Solutions business lines (“the TTS Business”) from Raytheon Company (the “Transaction”) (Note 3). The acquired business is comprised of four product lines: Defense Training Solutions, Commercial Training Solutions, Mission Critical Solutions and Modernization and Sustainment.

NOTE 2

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: Our accounting periods ended on July 3, 2022 for the six months of 2022 and June 25, 2021 for the six months of 2021. Our accounting monthly calendar is based on 4-4-5 periods. Year end is based on calendar year. The Company’s consolidated financial statements include the accounts of Holding and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in the consolidation. It is management’s opinion that these consolidated financial statements include all normal and recurring adjustments necessary for a fair presentation of the Company’s financial position and operating results.

Use of Estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of sales and cost of sales during the reporting period. The most significant of these estimates and assumptions relate to sales, profit and loss recognition for performance obligations satisfied over time, fair values of assets acquired and liabilities assumed in business combinations, market values for inventories reported at lower of cost or net realizable value, income taxes, including valuations of deferred tax assets, useful lives and valuation of recorded amounts of long-lived assets, identifiable intangible assets and goodwill. Changes in estimates are reflected in the periods during which they become known. Actual amounts may differ from these estimates and could differ materially.

Foreign Operations: The Company’s operations are subject to various political, economic, and other risks and uncertainties inherent in the foreign countries in which the Company operates. Among other risks, the Company’s operations in China are subject to the risks of restrictions on transfer of Chinese Renminbi (“RMB”) funds, which is not a freely transferable currency; export duties, quotas, and embargoes; domestic and international customs and tariffs;

changing taxation policies; foreign exchange restrictions; and political conditions and governmental regulations. The Company had the U.S. Dollar equivalent of $5.4 million and $0.0 million of cash and cash equivalents of RMB held in Chinese bank accounts at July 3, 2022 and June 25, 2021 respectively.

Foreign Currency Translation: The functional currency for the majority of the Company’s foreign subsidiaries is the local foreign currency. For those subsidiaries, the assets and liabilities are translated into U.S. dollars at the exchange rates in effect at the balance sheet date. Income and expense items are translated at an average exchange rate for the period. Certain foreign subsidiaries, which is primarily the U.K and Canada as of December 31, 2021, designate the U.S dollar as the functional currency. For these subsidiaries, assets and liabilities denominated in foreign currency are re-measured into U.S dollars at the current exchange rates for monetary assets and liabilities and historical exchange rates for nonmonetary assets and liabilities. Foreign exchange differences resulting from translation are included in accumulated other comprehensive loss as a component of stockholder’s equity. Foreign exchange differences from re-measurement and settlement of monetary assets and liabilities are included in other income, net on the consolidated statements of operations. At July 3, 2022 and June 25, 2021, the Company recorded other comprehensive loss of $3.7 million and $0.0 million respectively.

Cash and Cash Equivalents: The Company considers all highly liquid investments with an original maturity date of less than three months when purchased to be cash equivalents. The Company maintains cash and cash equivalents in bank deposit accounts which, at times, may exceed federally insured limits. As of July 3, 2022, and June 25, 2021, approximately $15.2 million and $0 million of cash was held in bank accounts outside of the U.S., respectively, inclusive of the $5.4 million in RMB disclosed in the “Foreign Operations” footnote. The Company has not experienced any significant losses in such accounts and believes it is not exposed to any significant risks on cash. At July3, 2022 and June 25, 2021, the Company had no cash equivalents.

Revenue Recognition: The Company adopted Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers, as amended (commonly referred to as Accounting Standards Codification (“ASC”) 606), for revenue recognition purposes.

The majority of the Company’s consolidated net sales are generated from long-term contracts with customers that require it to maintain, repair or overhaul aircraft. These contracts are primarily with agencies of, and prime system contractors to, the U.S. Government and foreign governments and are generally priced on a fixed-price, cost-plus or time-and-material type basis. Substantially all of the Company's cost-plus and time-and-material type contracts are with the Department of Defense (“DoD”). Certain of the Company’s contracts with the U.S. Government are multi-year contracts incrementally funded by the customer. The transaction price for these incrementally funded contracts includes contract value amounts not yet funded by the U.S. Government when the Company has a firm order for the goods or services and it is probable that the customer will fund such amounts. In assessing probability, the Company considers, among other factors, the period of time before contract funding is expected, communication from the customer that indicates funding will be obtained and the Company's history of receiving funding under the current contract or previous similar contracts. The Company also generates sales, to a lesser extent, from contracts with commercial and government customers for standard product and service offerings, which are priced on a firm fixed basis. See Note 5 for additional information regarding the composition of the Company’s net sales.

The Company records sales for a contract when it has the approval and commitment of all parties, the contract identifies the rights of the parties and payment terms, the contract has commercial substance and collectability of the consideration is probable.

To determine the proper revenue recognition method, the Company first evaluates each of its contractual arrangements to identify its performance obligations. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. Some of the Company’s contracts have a single performance obligation because the promise to transfer the individual good or service is not separately identifiable from other promises within the contract and is, therefore, not distinct. The majority of the Company's contracts have multiple performance obligations, primarily (i) related to the provision of multiple goods or services that have alternative use to the Company or that are not substantially the same or (ii) due to the contract covering multiple phases of the product lifecycle (development and engineering, production, maintenance and support). For contracts with more than one performance obligation, the Company allocates the total transaction price in an amount based on the estimated relative standalone selling prices underlying each performance obligation. In cases where a contract requires a customized good or service, the primary method used to estimate standalone selling price is the expected cost plus a margin approach. In cases where the Company sells a standard product or service offering, the stand-alone selling price is based on an observable standalone selling price.

The majority of the Company's sales are from performance obligations satisfied over time. Sales are recognized over time when control is continuously transferred to the customer during the contract. For U.S. Government contracts, the continuous transfer of control to the customer is supported by contract clauses that provide for (i) progress or performance-based payments or (ii) the unilateral right of the customer to terminate the contract for its convenience, in which case the Company has the right to receive payment for costs incurred plus a reasonable profit for products and services that do not have alternative use to the Company. Foreign government and certain commercial contracts contain similar termination for convenience clauses, or the Company has a legally enforceable right to receive payment for costs incurred and a reasonable profit for products or services that do not have alternative use to the Company. Sales on fixed price and cost-plus type contracts that include performance obligations satisfied over time are generally recorded at amounts equal to the ratio of actual cumulative costs incurred divided by total estimated costs at completion, multiplied by (i) the transaction price, less (ii) the cumulative sales recognized in prior periods (cost-to-cost input method).

Accounting for the sales and profits on performance obligations for which progress is measured using the cost-to-cost input method involves the preparation of estimates of: (1) transaction price and (2) costs at completion, which is equal to the sum of the actual incurred variable costs to date on the contract and the estimated variable costs to complete the contract's statement of work. Incurred variable costs include labor, material, other direct costs, fringe, and benefits. Incurred variable costs represent work performed, which corresponds with and thereby represents the transfer of control to the customer. The estimated profit or loss at completion on a contract is equal to the difference between the transaction price and the estimated variable cost at completion. In the case of a contract for which the estimated variable costs exceed the total transaction price, a loss arises, and a provision for the entire loss is recorded in the period that the loss becomes evident. The unrecoverable costs on a loss contract that are expected to be incurred in future periods are presented on the consolidated balance sheet as a component of liabilities entitled either "Short-term Portion of Loss Contract Reserve" or "Long-term Portion of Loss Contract Reserve".

The Company’s contracts give rise to variable consideration, including award and incentive fees, as well as amounts incrementally funded by the U.S. Government, or other provisions that can either increase or decrease the transaction price. Award fees provide for a fee based on actual performance relative to contractually specified performance criteria. Incentive fees provide for a fee based on the relationship between total allowable costs and target costs. Variable consideration may require the Company to exercise significant judgment to determine the total transaction price of the contract. The Company includes variable consideration in the transaction price when there is a basis to reasonably estimate the variable amount it will be entitled to receive and it is probable that a significant reversal in revenue recognized will not be required when the uncertainty is resolved. These estimates are based on historical experience, current and forecasted performance and the Company’s judgment at the time of the evaluation.

Contract modifications routinely occur to account for changes in contract specifications or requirements. In most cases, contract modifications are for goods or services that are not distinct and, therefore, are accounted for as part of the existing contract. Transaction price estimates include additional consideration for submitted contract modifications or claims when the Company believes it has an enforceable right to the modification or claim, the amount can be reliably estimated and its realization is reasonably assured. Amounts representing modifications accounted for as part of the existing contract are included in the transaction price and recognized as an adjustment to sales on a cumulative catch-up basis.

The Company’s fixed-price type contracts with the U.S. Government are typically billed based on monthly firm fixed prices. Since cost is often incurred beyond the period of performance of the contract, billings often exceed costs, which are presented as current liabilities on the consolidated balance sheet. For certain fixed-price contracts with foreign governments and commercial customers, the Company receives advance payments. Advanced payments are not considered a significant financing component because they are a negotiated contract term to ensure the customer meets its financial obligation, particularly when there are significant upfront working capital requirements. These two liabilities are combined on the consolidated balance sheet in the line item entitled “advance payments and billings in excess.” Contract assets often arise from cost-plus type contracts, time-and-material type contracts and fixed-price services type contracts for revenue amounts that have not been billed by the end of the accounting period due to the timing of preparation of invoices to customers. The Company records an asset for these revenues as current assets on the consolidated balance sheet in the line item entitled “unbilled contract receivables, net.”

Revisions or adjustments to estimates of the transaction price, estimated costs at completion and estimated profit or loss of a performance obligation may be required as work progresses under a contract, as experience is gained, as facts and circumstances change and as new information is obtained, even though the scope of work required under the contract may not change. Revisions or adjustments may also be required if contract modifications occur. The impact of revisions in profit or loss estimates are recognized on a cumulative catch-up basis in the period in which the revisions are made. The revisions in contract estimates, if significant, can materially affect the Company’s results of operations and cash flows, as well as reduce the valuations of contract assets, and in some cases result in liabilities to complete contracts in a loss position.

Sales from performance obligations satisfied at a point in time are typically for standard goods and are recognized when the customer obtains control, which is generally upon delivery and acceptance. The Company also records sales for performance obligations relating to standard services (i.e., maintenance and extended warranties covering standard goods sold by the Company) over time by using output measures of time elapsed to measure progress toward satisfying the performance obligation.

For cost plus type contracts, revenue is recognized as performance obligations are satisfied over time on a percentage of completion basis using the costs incurred to ate relative to total estimated costs at completion to measure progress. Incurred costs represent work performed, which correspond with the best depict transfer of control to the customer. Sales on time-and-material type contracts are generally recognized each period based on the amount billable to the customer, which is based on direct labor hours expended multiplied by the contractual fixed rate per hour, plus the actual costs of materials and other direct non-labor costs.

Contract Assets and Contract Liabilities: Contract assets include unbilled contract receivables related to long-term contracts for which sales and profits are recognized primarily using cost-to-cost input method of accounting and are classified as current. Unbilled contract receivables are reduced by amounts of unliquidated progress or performance-based payments. Under the terms of certain revenue arrangements (contracts) with the U.S. Government, the Company is entitled to receive progress payments as costs are incurred or performance-based payments upon the achievement of predetermined performance milestones. Unliquidated progress or performance-based payments arise from fixed-price type contracts with the U.S. Government that contain progress or performance-based payment clauses and represent payments on invoices that have been collected in cash but have not yet been liquidated. Progress payment invoices are billed to the customer as contract costs are incurred at an amount generally equal to 80% of incurred costs. Performance based payments are billed to the customer upon the achievement of predetermined performance milestones at amounts not to exceed 90% of contract price. Unliquidated progress or performance-based payments are liquidated as deliveries or other contract performance milestones are completed, at an amount equal to a percentage of the contract sales price for the items delivered or work performed, based on a contractual liquidation rate. Contract liabilities include advance payments, billings in excess of the revenue recognized and amounts received in excess of sales recognized on contracts (deferred revenue). Contract assets and liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period. Advance payments and billings in excess of revenue recognized are both classified as current, and deferred revenue as current or noncurrent based on the timing of expected revenue recognition. As of July 3, 2022, and June 25, 2021, all contract liabilities are classified as current. Contract loss reserves are contract liabilities and reported as current and long-term.

Property and Equipment: Property and equipment are stated at cost minus accumulated depreciation. Depreciation is computed by applying the straight-line method to the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. Expenditures for maintenance, repairs and minor improvements are charged to expense as incurred. When property or equipment is retired or otherwise disposed of, the net book value of the asset is removed from the Company’s consolidated balance sheet and the net gain or loss is included in the determination of net income. See Note 8 for additional information.

Goodwill: The Company records goodwill in connection with the acquisition of businesses when the purchase price exceeds the fair values of the assets acquired and liabilities assumed. The carrying value of goodwill is not amortized, but is tested for impairment annually and is reviewed for impairment on an interim basis whenever events or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. The Company has adopted Financial Accounting Standards Board (FASB) ASU 2017-04, Simplifying the Test for Goodwill Impairment. Under ASU 2017-04, the Company will determine the amount of goodwill impairment by comparing the Step 1 fair value of a reporting unit with its carrying amount. To the extent the carrying value of a reporting unit exceeds its Step 1 fair value, a goodwill impairment charge is recorded. See Note 9 for additional information.

Long-Lived Assets Other Than Goodwill: The Company reviews its long-lived assets, including software development costs, amortizable customer contract relationships and indefinite-lived tradenames for impairment annually, or whenever events or circumstances indicate that the carrying amount(s) of an asset may not be recoverable. When such events or changes in circumstances occur, a recoverability test is performed comparing projected undiscounted cash flows from the use and eventual disposition of an asset or asset group to its carrying amount. If the projected undiscounted cash flows are less than the carrying amount, an impairment is recorded to the extent the carrying amount exceeds fair value. The Company reviews indefinite-lived trade names at least annually by comparing fair value to carrying value of the intangible asset. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. Estimates critical to the Company’s evaluation of indefinite-lived trade names for impairment include the discount rate, royalty rates used in its evaluation of trade names, projected average revenue growth and projected long-term growth rates in the determination of terminal values. See Note 9 for additional information.

Deferred Debt Issuance Costs: Costs to issue debt are capitalized and deferred when incurred, and subsequently amortized to interest expense over the term of the related debt using the effective interest rate method. Deferred debt issuance costs, other than for revolving line-of-credit arrangements, are presented in the Company’s consolidated balance sheet as a direct deduction from the carrying amount of the associated debt liability. Deferred debt issuance costs for revolving line-of-credit arrangements are included in the Company’s consolidated balance sheet in other assets. The deferred debt issuance costs for the revolving line of credit were $1.5 million for the period ended July 3, 2022, and $1.4 million for the period ended June 25, 2021.

Contingencies and Commitments: In accordance with ASC 450, Contingencies (Topic 450): Disclosure of Certain Loss Contingencies, the Company records a loss contingency when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company reviews its loss contingencies on an ongoing basis to ensure that it has appropriate reserves recorded in its consolidated balance sheets. These reserves are based on historical experience with claims incurred but not received, estimates and judgments made by management and applicable insurance coverage for litigation matters, and, as such, adjusted as circumstances warrant.

Legal costs incurred in connection with loss contingencies are expensed as incurred. See Note 14 for additional information.

Accounts Receivable and Unbilled Contract Receivables: Accounts receivable, net and unbilled contract receivables, net are generated from prime and subcontracting arrangements primarily with U.S. governmental agencies. Billed amounts represent invoices that have been prepared and sent to the customer. Unbilled amounts primarily represent costs and fees incurred in excess of billings and rate variances on cost -plus contracts as well as retainage amounts. In accordance with industry practice, contract receivables relating to long-term contracts are classified as current, even though portions of these amounts may not be realized within one year. Billed accounts receivable are considered past due if the invoice has been outstanding more than 30 days. The Company does not charge interest on accounts receivable; however, U.S. governmental agencies pay interest on invoices outstanding more than 30 days. The Company records interest income from U.S. governmental agencies when received. The provision for doubtful accounts is based on management’s evaluation of the status of existing accounts receivable. Receivables are written off when deemed uncollectible. Recoveries of accounts receivable previously written off are recorded when received.

Income Taxes: The Company is a taxable entity for federal income tax purposes and files a consolidated U.S. federal income tax return. The Company uses the liability method of accounting for income taxes. Deferred income tax assets and liabilities reflect tax carryforwards and the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes, as determined under enacted tax laws and rates expected to be in effect when such differences reverse. The effect of changes in tax laws or rates is accounted for in the period of enactment. Valuation allowances for deferred tax assets are provided when it is more likely than not that some portion or all of the assets will not be realized considering, when appropriate, tax planning strategies.

Income tax accounting standards prescribe (1) a minimum recognition threshold that an income tax benefit arising from an uncertain income tax position taken, or expected to be taken, on an income tax return is required to meet before being recognized in the financial statements and (2) the measurement of the income tax benefits recognized from such positions. The Company’s account policy is to classify uncertain income tax positions that are not expected to be resolved within one year as non-current income tax liabilities and to classify potential interest and penalties on uncertain tax positions as elements of the provision for income taxes on its financial statements.

New Accounting Standards Issued and Not Yet Implemented: In January 2020, the FASB issued ASU 2020-01, Investments—Equity Securities (Topic 321), Investments—Equity Method and Joint Ventures (Topic 323), and Derivatives and Hedging (Topic 815), which clarifies that the observable price changes in orderly transactions that should be considered when applying the measurement alternative in accordance with ASC 321 include transactions that require it to either apply or discontinue the equity method of accounting under ASC 323. ASU 2020-01 also addresses questions about how to apply the guidance in Topic 815, Derivatives and Hedging, for certain forward contracts and purchased options to purchase securities that, upon settlement or exercise, would be accounted for under the equity method of accounting. This ASU is effective for the Company beginning on January 1, 2022. The adoption of ASU 2020-01 is not expected to have a significant impact on our consolidated financial statements. We are currently evaluating the impact of this new guidance on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. This ASU is effective for the Company beginning on January 1, 2022. The adoption of ASU 2019-12 is not expected to have a significant impact on the Entity’s consolidated financial statements. The Company is currently evaluating the impact of this new guidance on its consolidated financial statements.

New Accounting Standards Recently Implemented In March 2019, the FASB issued ASU 2019-01, Leases (Topic 842): Codification Improvements, which addressed issues lessors sometimes encounter. Specifically the ASU addresses issues related to (1) determining the fair value of the underlying asset by the lessor that are not manufacturers or dealers (generally financial institutions and captive finance companies), and (2) lessors that are depository and lending institutions, which should classify principal and payments received under sales-type and direct financing leases within investing activities in the cash flow statement. The ASU also exempts both lessees and lessors from having to provide the interim disclosures required by ASC 250-10-50-3 in the fiscal year in which an entity adopts the new leases standard. In June 2020, the FASB issued ASU 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842) Effective Dates for Certain Entities, which delays the effective date of ASU 2019-01 for certain entities. This ASU is effective for the Company beginning on January 1, 2022. The right-of-use assets and operating lease liabilities were both $16.1 million as of July 3, 2022.

NOTE 3

RECENT ACQUISITION OF RAYTHEON ASSETS AND PURCHASE ACCOUNTING

On December 6, 2021, the Company completed the acquisition of the Technology and Training Solutions business lines (“the TTS Business”) from Raytheon Company. The Company’s acquisition of the TTS Business was accounted for in accordance with the provisions of ASC 805 Business Combination, whereby the fair value of the consideration transferred to Raytheon has been allocated to the assets acquired and the liabilities assumed at estimated fair values. The TTS Business acquisition significantly expands the Company’s value-added technology solutions and services, including defense and commercial training, mission critical support solutions, and engineering and modernization capabilities. Further, the TTS Business acquisition expands the Company’s strategy to deliver integrated and comprehensive solutions to its customers globally. The TTS Business acquisition was funded through the First Lien Term Loan and Second Lien Term Loan, borrowings under the Company’s ABL Credit Facility, a $75.0 million equity contribution by AIP, and issuance of $75.0 million of preferred equity. Acquisition-related expenses of $8.0 million were recognized separately from the business combination and expensed in December 2021 as incurred unless otherwise prescribed under U.S. GAAP.

Deferred tax amounts are recorded as provisional due to the Company seeking additional information related to certain non-U.S. entity information, and the allocation of acquired intangible assets and goodwill to non-U.S. entities. No deferred tax amounts have been recorded related to these items. Any adjustments to the deferred tax amounts in the available measurement period would result in an increase or decrease in goodwill.

Total consideration transferred represents the estimated fair value of $827.7 million in cash and $75.0 million of preferred stock. The $11 million resulting from the net working capital settlement with the Seller, along with the recording of an assumed liability of $2.9 million, represent measurement period adjustments recorded in the six-month period ended July 3, 2022. These amounts were not finalized as of December 31, 2021 and resulted in a measurement period adjustment to goodwill of $8.1 million (Note 9). The seller and buyer agreed that the payment of the adjustment amount of $11.0 million be fulfilled via the redemption of Series A Preferred Stock. 10,593 shares of Series A Preferred Stock were reduced at $1,038.43 per share redemption price. The Preferred Stock was reduced in the balance sheet from $75.0 million to $64.0 million at July 3, 2022. The preferred yield is 8% per annum, accrued daily and compounded quarterly. As of July 3, 2022, the cumulative amount of undeclared dividend payable is $3.4 million.

The allocation of the consideration transferred to assets acquired and liabilities assumed, based on their estimated fair values on the Transaction Date were as follows ($ in thousands):

Cash	$16,985
Accounts receivable	58,765
Unbilled contract receivables	123,499
Inventories	2,503
Prepaids and other current assets	414
Property and equipment	30,919
Other assets	7,291
Customer related intangible assets	164,600
Total assets	404,976
Accounts payable	53,263
Accrued salaries and benefits	7,927
Advance payments and billings in excess	67,420
Accrued other expenses	210
Loss contract reserves	10,601
Other current liabilities	1,868
Other long-term liabilities	12,245
Total liabilities	153,533
Goodwill	651,225
Total consideration transferred	$902,668

NOTE 4

MERGER WITH VECTRUS, INC.

On March 7, 2022, the Company entered into an agreement and plan of merger with Vectrus, Inc. (“Vectrus”), a facility and logistics services company providing base operations support, supply chain and logistics, IT mission support, engineering and digital integration, security, and maintenance services in 205 locations in 28 countries. Vectrus generated sales of approximately $1.8 billion in 2021. Under the terms of the merger agreement, the Company’s shareholders will own approximately 62% of the combined company and Vectrus shareholders will own approximately 38% of the combined company. The Transaction was completed and closed on July 5, 2022 (the “Closing Date”).

As a result of the closing of the Mergers, on the Closing Date, the Company’s Equity Incentive Plan is cancelled and Restricted Stock Units (RSUs) were issued. Vertex is not expected to be the accounting acquirer under ASC 805.

NOTE 5

REVENUE

Disaggregation of Net Sales

The Company disaggregates its sales from contracts with customers by: (1) end customer and (2) contract type. The Company believes these factors affect the nature, amount, timing and uncertainty of the Company’s revenue and cash flows.

Sales by End Customer: Direct sales to the end customer represented approximately 93% of the Company’s consolidated sales in the period ended July 3, 2022, and 98% in the period ended June 25, 2021. Indirect sales as a subcontractor or supplier represented the remaining 7% in the period ended July 3, 2022 and 2% in the period ended June 25, 2021. The table below presents total net sales disaggregated by end customer.

	Periods Ended,
($ in thousands)
	July 3, 2022	June 25, 2021
Total DoD	$645,203	$290,421
Other U.S. Government	91,972	43,332
Total U.S. Government	737,175	333,753
Foreign governments	-	4,659
Commercial	38,406	4,882
Total	$775,581	$343,294

Sales by Contract Type: Generally, the sales price arrangements for the Company’s contracts are either fixed price, cost-plus or time-and-material type. Fixed-price type contracts generally offer higher profit margin potential than cost-plus type or time-and-material type contracts due to the greater levels of risk assumed on a fixed price type contract. The table below presents total net sales disaggregated by contract type.

	Periods Ended,
($ in thousands)	July 3, 2022	June 25, 2021
Fixed-price	$577,142	$297,974
Cost-plus	189,082	33,848
Time-and-material	9,357	11,472
Total	$775,581	$343,294

On a fixed-price type contract, the Company agrees to perform the contractual statement of work for a predetermined sales price. On a cost-plus type contract, the Company is paid its allowable incurred costs plus a profit which can be fixed or variable depending on the contract’s fee arrangement up to predetermined funding levels determined by the customer. Cost-plus type contracts with award and incentive fee provisions are the Company’s primary variable contract fee arrangement. On a time-and-material type contract, the Company is paid on the basis of direct labor hours expended at specified fixed-price hourly rates (that include wages, overhead, allowable general and administrative expenses and profit) and materials at cost.

Substantially all of the Company’s cost-plus type contracts and time-and-material type contracts are with U.S. Government customers, while sales to foreign government and commercial customers are generally transacted under fixed-price sales arrangements and are included in the Company’s fixed-price contract type sales.

NOTE 6

ACCOUNTING FOR CONTRACTS

The components of contracts in process are presented in the table below. The unbilled contract receivables, inventoried contract costs and unliquidated progress payments principally relate to contracts with the U.S. Government and prime contractors or subcontractors of the U.S. Government. The Company’s unbilled contract costs were as follows:

	Periods Ended,
($ in thousands)	July 3, 2022	June 25, 2021
Unbilled contract receivables, gross	$238,160	$79,744
Unbilled contract receivables, net	238,160	79,744
Inventoried contract costs	450	423
Total contracts in progress	$238,610	$80,167

Unbilled Contract Receivables. Unbilled contract receivables represent accumulated incurred costs and earned profits on contracts (revenue arrangements), which have been recorded as sales, but have not yet been billed to customers. Unbilled contract receivables arise from the cost-to-cost input method of revenue recognition that is used to record sales on certain fixed-price contracts. Unbilled contract receivables from fixed-price type contracts are converted to billed receivables when amounts are invoiced to customers according to contractual billing terms, which generally occur when deliveries or other performance milestones are completed. Unbilled contract receivables also arise from cost-plus type contracts, time-and-material type contracts and fixed-price service type contracts for revenue amounts that have not been billed by the end of the accounting period due to the timing of preparation of invoices to customers.

Inventoried Contract Costs: In accordance with contract accounting standards, the Company’s U.S. Government contractor businesses account for the portion of their general and administrative (“G&A”), independent research and development (“IRAD”) and bids and proposals (“B&P”) costs that are allowable and reimbursable indirect contract costs under U.S. Government procurement regulations on their U.S. Government contracts (revenue arrangements) as inventoried contract costs. G&A, IRAD and B&P costs are allocated to contracts for which the U.S. Government is the end customer and are charged to costs of sales when sales on the related contracts are recognized. The Company’s U.S. Government contractor businesses record the unallowable portion of their G&A, IRAD and B&P costs to expense as incurred and do not include them in inventoried contract costs.

NOTE 7

INVENTORIES

The table below presents the components of inventories at the lower of cost (first-in, first-out or average cost) or net realizable value. In accordance with ASC 606, all work in process relating to goods that customers do not currently control are classified within inventories on the Company's consolidated balance sheets at July 3, 2022 and June 25, 2021. The Company establishes provisions for excess and obsolete inventories after evaluation of historical sales, current economic trends, forecasted sales, product lifecycles, and current inventory levels.

	Periods Ended
($ in thousands)	July 3, 2022	June 25, 2021
Raw materials, components and sub-assemblies	$43,682	$43,985
Excess and obsolete reserve	(1,940)	(4,583)
Total inventories, net	$41,742	$39,402

Government-owned Inventories: The Company has four programs where inventory purchases are billed directly to the customer and where the Company is obligated under the contract to maintain and track quantities of the government-owned inventory. These inventories are issued to the contract as required and billed to the Customer when the inventory is replenished. The Customers provide the Company with an initial inventory balance when the contract was awarded. The Company is obligated by contractual inventory schedules to return that inventory back to the Customer at the conclusion of the contract. The contractual inventory liability changes over the life of the contract based on inventory levels, contract schedule modifications caused by aircraft retirements, parts obsolescence, part substitution and changes to the aircraft life cycle repairs.

The Company actively tracks the Government’s inventory on hand versus the contractual inventory schedules for each program. Contract liabilities are not recorded due to the occurrence of significant changes to the contract schedules over the life of the program. A contract liability is not recognized until there is a final negotiated inventory listing with the customer or at the time the inventory requirement is fixed and determinable. This typically occurs at or very near to the end of a contract. A liability, if any, would be recognized at that time if the on-hand inventory value was below the required contractual inventory schedule.

NOTE 8

PROPERTY AND EQUIPMENT

The table below presents the components of property and equipment:

	Useful	Period Ended
($ in thousands)	Lives (Years)	July 3, 2022	June 25, 2021
Land	Indefinite	$378	$384
Buildings and improvements	4-13	7,935	8,154
Machinery, equipment, furniture and	2-9	48,867	27,939
fixtures
Leasehold improvements	2-6	9,155	-
Gross property and equipment		$66,335	$36,477
Accumulated depreciation and amortization		(23,228)	(14,318)
Property and equipment, net		$43,107	$22,159

NOTE 9

GOODWILL AND INTANGIBLE ASSETS

The table below summarizes the Company’s goodwill carrying value.

	Period Ended
($ in thousands)	July 3, 2022	June 25, 2021
Beginning of period	$891,729	$240,504
Measurement period adjustment (Note 3)	(8,054)	-
End of period	$883,675	$240,504

Identifiable intangible assets consist of the following:

	July 3, 2022			June 25, 2021

	Gross			Gross
	Carrying	Accum.		Carrying	Accum.
($ in thousands)	Amount	Amort.	Total	Amount	Amort.	Total
Finite Lived:
Customer Contract Relationships	$233,100	$(82,200)	$150,900	$68,500	$(61,993)	$6,507
Infinite Lived:
Trademark	70,000	-	70,000	70,000	-	70,000
Ending Balance	$303,100	$(82,200)	$220,900	$138,500	$(61,993)	$76,507

Amortization expense for acquired finite lived intangible assets of $12.3 million and $6.5 million is included in selling, general and administrative expense for the periods ended July 3, 2022 and June 25, 2021, respectively. The weighted average useful life of customer contract relationship intangible assets is 7 years.

NOTE 10

DEBT

The components of debt and a reconciliation to the carrying amount of long-term debt are presented below:

($ in thousands)	Period Ended
	July 3, 2022	June 25, 2021
Outstanding borrowings under ABL Credit Facility	$53,000	$-
Term Loan agreement due 2025	-	320,946
First Lien Term Loan agreement due 2028	922,688	-
Second Lien Term Loan agreement due 2029	185,000	-
Principal amount of long-term debt	1,160,688	320,946
Deferred financing costs	(31,407)	(7,035)
Carrying amount of long-term debt	1,129,281	31,911
Less current maturities	(62,250)	(3,218)

Total long-term debt, less current maturities	$1,067,031	$310,693

ABL Credit Facility: On June 29, 2018, the Company entered into a $75 million, five-year secured ABL revolving credit agreement (“the ABL Credit Facility”). During 2021, the ABL Credit Facility was amended to increase the facility size to $100 million and extend the maturity date on which any outstanding obligations under the ABL Credit Facility will be due and payable to June 29, 2026.

Borrowings under the ABL Credit Facility may consist of (1) base rate loans, which shall bear interest at a rate equal to the sum of the applicable rate (as defined in the ABL Credit Facility) and the “base rate” (as defined in the ABL Credit Facility) and/or (2) Eurodollar loans, which shall bear interest at a rate equal to the sum of the applicable rate plus the “Eurodollar rate” (as defined in the ABL Credit Facility). The applicable rate for base rate loans under the ABL Credit Facility ranges from 0.75% to 1.25% per annum, and the applicable rate for Eurodollar loans ranges 1.75% to 2.25% per annum, in each case based on the average daily excess availability (as defined in the ABL Credit Facility).

The ABL Credit Facility includes a letter of credit sub-facility of $15 million and a swingline sub-facility of $10 million. The letter of credit and swingline sub-facilities are part of, and not in addition to the ABL Credit Facility. Swingline loans bear interest at a rate equal to base rate loans.

The Company had outstanding letters of credit to various entities, primarily for insurance matters, of $6.4 million and $6.4 million as of July 5, 2022 and June 25, 2021, respectively. The ABL Credit Facility provides for payment of a letter of credit fee equal to the applicable rate for Eurodollar loans, as well as a fronting fee of 0.125% per annum.

Availability under the ABL Credit Facility is calculated monthly based on the balances of billed accounts receivable, unbilled accounts receivable and inventory of the Company with each amount reduced by defined ineligible balances and subject to varying advance rates. The calculated amount is reduced by the outstanding amount of letters of credit and certain other availability reserves as defined in the ABL Credit Facility.

The Company had borrowing availability of $17.9 million under the ABL Credit Facility as of July 3, 2022. The ABL Credit Facility provides for the payment of a commitment fee ranging from 0.25% to 0.375% per annum on the daily unused portion of the ABL Credit Facility.

Term Loan Agreement: On June 29, 2018, the Company entered into a $330 million, seven-year secured Term Loan agreement (the “Term Loan”).

Borrowings under the Term Loan may consist of (1) base rate loans, which shall bear interest at a rate equal to the sum of the applicable rate (as defined in the Term Loan) and the “base rate” (as defined in the Term Loan) and/or (2) Eurodollar loans, which shall bear interest at a rate equal to the sum of the applicable rate plus the “Eurodollar rate” (as defined in the Term Loan). The applicable rate for base rate loans under the Term Loan ranges from 3.5% to 3.75% per annum, and the applicable rate for Eurodollar loans ranges 4.5% to 4.75% per annum, in each case based on the consolidated secured net leverage ratio (as defined in the Term Loan).

In March 2021, the Company amended the Term Loan Agreement to extend the maturity date to June 2027, modify the repayment schedule, and to lower the interest rates. The applicable rates were decreased to 3.00% and 4.00% for base rate and Eurodollar loans respectively.

For the periods ended July 3, 2022 and June 25, 2021, the Company made scheduled principal payments of $1.6 million and $3.3 million, respectively. The outstanding Term Loan balance of $320,141 was repaid in connection with the Transaction.

First Lien Term Loan Agreement: On the Transaction Date, the Company entered into a $925 million, seven-year secured Term Loan agreement (the “First Lien Term Loan”).

Borrowings under the First Lien Term Loan may consist of (1) base rate loans, which shall bear interest at a rate equal to the sum of the applicable rate (as defined in the First Lien Term Loan) and the “base rate” (as defined in the First Lien Term Loan) and/or (2) Eurodollar loans, which shall bear interest at a rate equal to the sum of the applicable rate plus the “Eurodollar rate” (as defined in the First Lien Term Loan). The applicable rate for base rate loans under the First Lien Term Loan ranges from 2.75% to 3.00% per annum, and the applicable rate for Eurodollar loans ranges 3.75% to 4.00% per annum, in each case based on the consolidated first lien net leverage ratio (as defined in the First Lien Term Loan).

The First Lien Term Loan provides for scheduled principal payments of $2.3 million as of the end of each calendar quarter commencing on June 30, 2022. The Company is permitted to make voluntary prepayments without premium or penalty. In addition, the Company is required to make mandatory prepayments (subject to certain carve-outs and baskets) using net proceeds upon sale of certain assets, net proceeds of certain issuances of debt, and an agreed-upon percentage of the Company’s excess cash flow as determined annually at the end of each fiscal year (beginning with the year ending December 31, 2022).

Second Lien Term Loan Agreement: On the Transaction Date, the Company entered into a $185 million, eight-year secured Second Lien Term Loan Agreement (the “Second Lien Term Loan”).

Borrowings under the Second Lien Term Loan may consist of (1) base rate loans, which shall bear interest at a rate equal to the sum of the applicable rate (as defined in the Second Lien Term Loan) and the “base rate” (as defined in the Second Lien Term Loan) and/or (2) Eurodollar loans, which shall bear interest at a rate equal to the sum of the applicable rate plus the “Eurodollar rate” (as defined in the Second Lien Term Loan). The applicable rate for base rate loans under the Second Lien Term Loan is 6.50% per annum, and the applicable rate for Eurodollar loans is 7.50% per annum.

The Second Lien Term Loan does not require any scheduled principal payments. The Company is permitted to make voluntary prepayments. However, the Company will be required to pay a premium of 2% or 1% of the prepayment amount if such prepayment occurs prior to the first or second anniversaries of the Transaction Date, respectively. In addition, the Company is required to make mandatory prepayments (subject to certain carve -outs and baskets) using net proceeds upon sale of certain assets, net proceeds of certain issuances of debt, and an agreed-upon percentage of the Company’s excess cash flow as determined annually at the end of each fiscal year (beginning with the year ending December 31, 2022).

Future scheduled principal payments on the First Lien and Second Lien Term Loans as of July, 3, 2022 are as follows:

($ in thousands)
2022	$ 4,626
2023	9,250
2024	9,250
2025	9,250
2026	9,250
Thereafter	1,066,062
Total	$ 1,107,688

Security: The ABL Credit Facility, First Lien Term Loan and Second Lien Term Loan are secured by substantially all the assets of the Company including (a) a pledge of (i) all of the capital stock of the Company and (ii) all the equity interests held by the Company of each subsidiary (subject to certain exceptions) and (b) security interests in, and mortgages on, substantially all tangible and intangible assets of the Company. The administrative agents under the ABL Credit Facility, First Lien Term Loan and Second Lien Term Loan have entered into an intercreditor agreement which outlines the relative priority of the liens established under each agreement, as well as certain other rights, priorities and interests.

Covenants: The ABL Credit Facility, First Lien Term Loan and Second Lien Term Loan contain restrictive covenants which limit, subject to certain exceptions, among other things, the ability of the Company and its subsidiaries to incur additional indebtedness; create liens; make investments or loans; consolidate, merge or consolidate or dispose of assets; enter into certain transactions with affiliates; pay dividends and repurchase stock. At July 3, 2022, the Company was in compliance with its restrictive covenants.

During periods when excess availability under the ABL Credit Facility is less than the greater of 10% of the amount available under the borrowing base or $10.0 million, a financial covenant is triggered which requires the Company to maintain a minimum Fixed Charge Coverage Ratio. The financial covenant was not applicable at any time during the periods ended July 3, 2022 and June 25, 2021.

NOTE 11

INCOME TAXES

Effective Tax Rate

Income tax expense during interim periods is based on an estimated annual effective income tax rate, plus discrete items that may occur in any given interim periods. The computation of the estimated effective income tax rate at each interim period requires certain estimates and judgment including, but not limited to, forecasted operating income for the year, projections of the income earned and taxed in various jurisdictions, newly enacted tax rate and legislative changes, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year.

For the six months ended July 3, 2022 and June 25, 2021, we recorded an income tax provision of $2.0 million and $3.0 million, representing effective income tax rates of 28.1% and 28.0%, respectively. The effective income tax rates vary from the federal statutory rate of 21.0% due to state and foreign taxes, required tax income exclusions, nondeductible expenses, available deductions not reflected in book income, and income tax credits.

NOTE 12

LEASES

The Company has adopted new lease standard ASC Topic 842 on January 1, 2022. The Company has operating leases for office space, vehicles, and machinery and equipment. The Company recognizes a right of use (ROU) assets and lease liabilities upon the commencement of its operating leases. The initial lease liability is equal to the future fixed minimum lease payments discounted using the Company’s incremental borrowing rate on a secured basis. The lease term includes option renewal periods and early termination payments when it is reasonably certain that the Company will exercise those rights.

The balance sheet information related to our operating leases is as follows:

	Period Ended
($ in thousands)	July 3, 2022	June 25, 2021
Right-of-use assets	$16,141	$-

Current lease liabilities	5,145	-
Long-term lease liabilities	10,996	-
Total operating lease liabilities	$16,141	$-

NOTE 13

EMPLOYEE BENEFIT PLANS

Defined Contribution Plan: The Company maintains a defined contribution 401(k) employee benefit plan (the “Benefit Plan”) under which substantially all U.S. employees are eligible to participate. Under the terms of the Benefit Plan, eligible employees may contribute tax-deferred compensation deduction amounts up to the maximum amount that Internal Revenue Service regulations permit. The Benefit Plan provides for a discretionary Company match program based on a certain percentage of the eligible employee’s compensation which may be suspended or discontinued at any time. During the periods ended July 3, 2022 and June 25, 2021, the Company funded matching contributions of $4.5 million and $2.6 million, respectively.

Multi-employer Plan: The Company, in certain of its U.S. operating locations, participates in a multi-employer pension plan under an industry-wide agreement with a trade organization. The plan provides defined benefits to substantially all employees covered by collective bargaining agreements that have been negotiated with the related trade organization. In connection with this collective bargaining agreement with the trade organization, the Company participates with other companies in the union’s multi-employer pension plan. The plan covers substantially all of the Company’s employees who are members of such union. The Company recognizes expense in connection with this plan as contributions are funded. The Company made contributions to the multi-employer pension plan and recognized expense during the periods ended July 3, 2022 and June 25, 2021 of $4.4 million and $4.3 million, respectively.

The balance sheet as of July 3, 2022 includes $5.1 million of pension benefit obligation associated with a pension plan in Germany and is included in Other long-term liabilities.

NOTE 14

COMMITMENTS AND CONTINGENCIES

Procurement Regulations: A substantial majority of the Company’s revenues are generated from providing products and services under legally binding agreements or contracts with the U.S. Government, foreign government customers and state and local governments. U.S. Government contracts are subject to extensive legal and regulatory requirements, and, from time to time, agencies of the U.S. Government perform audits to determine whether such contracts were and are being conducted in accordance with these requirements. The Company is currently cooperating with the U.S. Government on several audits from which civil, criminal or administrative proceedings have or could result and give rise to fines, penalties, compensatory and treble damages, restitution and/or forfeitures. The Company does not currently anticipate that any of these audits will have a material adverse effect, individually or in the aggregate, on its consolidated financial position, results of operations or cash flows. Under U.S. Government regulations, an indictment of the Company by a federal grand jury, or an administrative finding against the Company as to its present responsibility to be a U.S. Government contractor or subcontractor, could result in the Company being suspended for a period of time from eligibility for awards of new government contracts or task orders or in a loss of export privileges. A conviction, or an administrative finding against the Company that satisfies the requisite level of seriousness, could result in debarment from contracting with the federal government for a specified term. In addition, all of the Company’s U.S. Government contracts: (1) are subject to audit and various pricing and cost controls, (2) include standard provisions for termination for the convenience of the U.S. Government or for default and (3) are subject to cancellation if funds for contracts become unavailable. Foreign government contracts generally include comparable provisions relating to terminations for convenience or default, as well as other procurement clauses relevant to the foreign government.

Litigation Matters: The Company is also subject to litigation, proceedings, claims or assessments and various contingent liabilities incidental to its businesses, including the matter specified be low. Furthermore, in connection with certain business acquisitions, the Company has assumed some or all claims against, and liabilities of, such acquired businesses, including both asserted and unasserted claims and liabilities.

In accordance with the accounting standard for contingencies, the Company records a liability when management believes that it is both probable that a liability has been incurred and the Company can reasonably estimate the amount of the loss. Generally, the loss is recorded at the amount the Company expects to resolve the liability. Amounts recoverable from insurance contracts or third parties are recorded as assets when deemed probable. As of July 3, 2022, the Company did not record any amounts for recoveries from insurance contracts or third parties in connection with the amount of liabilities recorded for pending and threatened litigation. Legal defense costs are expensed as incurred. The Company believes it has recorded adequate provisions for its litigation matters. The Company reviews these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular matter. While it is reasonably possible that an unfavorable outcome may occur, unless otherwise stated, the Company believes that it is not probable that a loss has been incurred. Although the Company believes that it has valid defenses with respect to legal matters and investigations pending against it, the results of litigation can be difficult to predict, particularly those involving jury trials. Therefore, it is possible that one or more of these contingencies could have a material impact on the financial position, results of operations or cash flows of the Company in future periods.

NOTE 15

RELATED PARTY TRANSACTIONS

Advisory Services Agreement with AIP: The Company has entered into an advisory services agreement with AIP. Pursuant to the agreement, certain financial advisory, monitoring and oversight activities are performed for the Company. The Company does not pay a fee for these services, but does reimburse AIP for reasonable travel and other out-of-pocket expenses incurred in connection with the provision of the services. The Company also provides customary indemnification to AIP. Fees paid under this agreement totaled $0.7 million and $1 million for the periods ended July 3, 2022 and June 25, 2021, respectively, and were included in selling, general and administrative expenses.

Transition Services Agreement: On December 31, 2020, in conjunction with the spin-off of the Crestview Aerospace LLC (Crestview) transaction described in Note 4, the Company executed a Transition Services Agreement (TSA) with Crestview, primarily involving the Company providing certain services to Crestview Aerospace related to information technology, human resources benefits and accounting services. This TSA has an effective date of January 1, 2021. For the period ended July 3, 2022, the Company recorded $3.2 million of income related to the TSA with Crestview; and is recorded as a reduction in cost of sales.

On December 6, 2021, in conjunction with the Transaction completed with Raytheon, the Company executed a Transition Services Agreement (Raytheon Company TSA) with Raytheon Company, primarily involving Raytheon Company providing certain services to the Company related to information technology, human resources benefits and accounting services. This Raytheon Company TSA has an effective date of December 6, 2021. For the period ended July 3, 2022, the Company recorded $12.8 million of expense related to the Raytheon Company TSA; and is recorded as a component of cost of sales.

NOTE 16

COVID-19

On January 30, 2020, the World Health Organization declared the coronavirus outbreak (COVID-19) a “Public Health Emergency of International Concern” and on March 11, 2020, declared COVID -19 a pandemic. The impact of COVID-19 could negatively impact the Company’s operations, suppliers or other vendors, and customer base. The operations for the Company’s services could be negatively impacted by the on-going regional and global impact of COVID-19, including stop-work orders on existing contract work for an unknown period of time. Any quarantines, labor shortages or other disruptions to the Company’s operations, or those of their customers, may adversely impact the Company’s revenues, ability to provide its services and operating results. In addition, a significant outbreak of epidemic, pandemic or contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, including the geographical area in which the Company operates, resulting in an economic downturn that could affect demand for its services. The Company’s workforce has been designated as Critical Infrastructure in the Defense Industrial Base Sector by the Department of Homeland Security. As such, the Department of Defense has informed the Company that it is expected to maintain normal work schedules and continue providing products and services as required under its contracts while following guidance to limit disease spread from the Centers for Disease Control and Prevention, as well as State and local government officials. Through July 3, 2022, no material changes have occurred in the Company’s operations. The extent to which the coronavirus impacts the Company’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus and actions taken to contain the coronavirus or its impact, among others.